UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CESCA THERAPEUTICS INC. (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cesca Therapeutics Inc.
2711 Citrus Road
Rancho Cordova, CA  95742

Telephone (916) 858-5100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 19, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cesca Therapeutics Inc. (the “Company” or “Cesca”), a Delaware corporation, will be held at the Sacramento Marriott, 11211 Point East Drive, Rancho Cordova, CA  95742, on Friday, June 19, 2015, at 9:00 a.m. (PDT) for the following purposes:

1.	To elect the Company’s six (6) nominees as directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;
2.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 shares to 150,000,000.
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement; and
4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year.

These items are described more fully in the proxy statement to this notice.  Please give your careful attention to all of the information in the proxy statement.

The Board of Directors of the Company has fixed the close of business on April 28, 2015, as the record date for determining those stockholders who will be entitled to vote at the meeting or any postponement or adjournment thereof.  Stockholders are invited to attend the meeting in person.

By Order of the Board of Directors

/s/ David C. Adams
Corporate Secretary
May 5, 2015
Rancho Cordova, California

YOUR VOTE IS IMPORTANT

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE REQUEST THAT YOU VOTE BY SUBMITTING YOUR PROXY AS EARLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING IF FOR ANY REASON YOU ARE UNABLE TO ATTEND.  IF YOU DO ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
AND PROCEDURAL MATTERS

Q:	Why am I receiving these materials?

A:	The Board of directors of Cesca Therapeutics Inc. is making this proxy statement available to you on the Internet or by delivering a paper copy of this proxy statement to you by mail in connection with the solicitation of proxies for use at Cesca Therapeutics’ Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 19, 2015 at 9:00 a.m., PDT, and any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at the Sacramento Marriott, 11211 Point East Drive, Rancho Cordova, CA, for the purpose of considering and acting on the matters set forth in this proxy statement.

These proxy materials and the accompanying annual report were first made available or mailed on May 5, 2015 to all Cesca stockholders entitled to vote at the Annual Meeting.  Cesca’s website is www.cescatherapeutics.com.

Q:	What proposals will be voted on at the Annual Meeting?

A:	Cesca stockholders are being asked to vote on the following matters at the Annual Meeting:

1.	To elect the Company’s six (6) nominees as directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 shares to 150,000,000;

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement; and

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Cesca’s Board of Directors set April 28, 2015 as the record date for the Annual Meeting. If you owned Cesca common stock at the close of business on April 28, 2015, you may attend and vote at the meeting. As of April 28, 2015, there were __________ shares of Cesca common stock outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with Cesca’s transfer agent, Computershare Investor Services LLC, you are considered the “stockholder of record” with respect to those shares, and the notice or these proxy materials have been sent directly to you by Cesca.

Some Cesca stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own names.  If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of those shares held in street name, and the notice or these proxy materials have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of Cesca common stock you owned at the close of business on the record date, provided that those shares are either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

Q:	What should I do if I receive more than one notice or set of voting materials?

A:	You may receive more than one notice or set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one notice or proxy card. Please vote by telephone or the Internet with respect to each notice that you receive, or complete, sign, date and return each proxy card and voting instruction card that you receive, to ensure that all of your shares are voted at the Annual Meeting.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	If you are the stockholder of record of shares of Cesca common stock, you have the right to vote in person at the Annual Meeting with respect to those shares.

If you are the beneficial owner of shares of Cesca common stock, you are invited to attend the Annual Meeting.  However, if you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you obtain a legal proxy from your broker, bank or nominee giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described in the next Q&A so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	If you are the stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number provided on the website to which the notice directs you or, if you have requested paper copies of the proxy materials, by completing, signing, dating and returning a requested proxy card in the provided, postage pre-paid envelope or by using the Internet voting site or the toll-free telephone number listed on the proxy card. Specific instructions for using the Internet and telephone voting systems are on the website and proxy card (and repeated in the box below). The Internet and telephone voting systems for stockholders of record will be available until 1:00 a.m., Central Time, on June 19, 2015 (the morning of the Annual Meeting).

If you are the beneficial owner of shares of Cesca common stock held in street name, you have the right to direct your broker, bank or nominee on how to vote your shares.  Your broker, bank or nominee has provided a notice that directs you to a website with Internet and toll-free telephone voting instructions (repeated in the boxes below) or, if you have requested paper copies of the proxy materials, enclosed is a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

VOTE BY INTERNET

Shares Held of Record:
www.envisionreports.com/KOOL

Shares Held Through Broker, Bank or Nominee:
Internet: www.proxyvote.com

24 hours a day/7 days a week
Through 1:00 am Central Time, June 19, 2015

INSTRUCTIONS:
Read this Proxy Statement.
Go to the applicable website listed above.
Have your notice of internet availability of proxy materials, proxy card or voting instruction card in hand (including the control number specified on that notice or card) and follow the instructions.

VOTE BY TELEPHONE

Shares Held of Record:
1-800-652-VOTE (8683)

Shares Held Through Broker, Bank or Nominee:
1-800-579-1639

Toll-free 24 hours a day/7 days a week
Through 1:00 am Central Time, June 19, 2015

INSTRUCTIONS:
Read this Proxy Statement.
Call the applicable toll-free number above.
Have your proxy materials, proxy card or voting instruction card in hand (including the control number specified on that notice or card) and follow the instructions.

Q:	Can I change or revoke my vote after I return a proxy card or voting instruction card?

A:	If you are the stockholder of record, you may revoke your proxy or change your vote by:

•	Delivering to the Corporate Secretary of Cesca Therapeutics Inc., prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares (such written notice should be hand delivered to Cesca’s Assistant Corporate Secretary or should be sent so as to be delivered to Cesca Therapeutics Inc., 2711 Citrus Road, Rancho Cordova, CA 95742, Attention: Corporate Secretary);

•	Attending the Annual Meeting and voting in person; or

•	Making a timely and valid later Internet or telephone vote, as the case may be, if you have previously voted on the Internet or by telephone in connection with the Annual Meeting.

If you are the beneficial owner of shares held in street name, you may change your vote by:

•	Submitting new voting instructions to your broker, bank or other nominee in a timely manner; or

•	Attending the Annual Meeting and voting in person, if you have obtained a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.

Q:	Can I attend the Annual Meeting?

A:	All Cesca stockholders as of the record date, April 28, 2015, or their duly appointed proxies, may attend the Annual Meeting. If you are the beneficial owner of Cesca shares held in street name, please bring proof of ownership such as a brokerage statement or letter from the broker, bank or other nominee that is the owner of record of the shares.

Q:	How many votes must be present or represented to conduct business at the Annual Meeting?

A:	The presence of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Presence is determined by the stockholder entitled to vote the shares being present at the Annual Meeting or having properly submitted a proxy with respect to the shares. In compliance with Delaware General Corporate Law, abstentions and broker “non-votes” will be counted as present and entitled to vote at the Annual Meeting and are thereby included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

If sufficient votes to constitute a quorum are not received by the date of the Annual Meeting, the persons named as proxies in this proxy statement may propose one or more adjournments of the meeting to permit further solicitation of proxies.  Adjournment would require the affirmative vote of the holders of a majority of the outstanding shares of Cesca common stock present in person or represented by proxy at the Annual Meeting.  The persons named as proxies in this proxy statement would generally exercise their authority to vote in favor of adjournment.

Q:	What is the voting requirement to approve each of the proposals?

A:	A plurality of the voting power of the shares present in person or represented by proxy at the Annual Meeting is required for the election of directors (Proposal 1). Thus, the nominees for director receiving the highest number of affirmative votes will be elected as members of Cesca’s Board of Directors to serve until Cesca’s next Annual Meeting of Stockholders. There is no cumulative voting in the election of directors.

The affirmative vote of a majority of the outstanding shares of common stock in person or represented by proxy is required to approve Proposal 2.  The affirmative vote of a majority of the shares of common stock present in person or represented by proxy is required to approve Proposals 3 and 4.

Q:	How are votes counted?

A:	With respect to the election of directors, you may vote “FOR” or “WITHHOLD” on each of the six nominees.

With respect to other proposals, you may vote “FOR”, “AGAINST” or “ABSTAIN” on each proposal.  Abstentions are deemed to be votes cast and thereby have the same effect as a vote against the proposal.  Broker non-votes are not deemed to be votes cast and thereby do not affect the outcome of the voting on the proposal.

Q:	What happens if one or more of the director nominees is unable to stand for election?

A:	The Board of Directors may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy via the internet or by telephone or completed and returned your proxy card or voting instruction card, Robin Stracey or Dan Bessey as proxy holders, will have the discretion to vote your shares for the substitute nominee.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The Company’s Assistant Corporate Secretary will tabulate the votes and act as the inspector of election. We intend to announce preliminary voting results at the Annual Meeting. We will provide final results on a Form 8-K within four business days of the Annual Meeting.

Q:	Who pays for the proxy solicitation process?

A:	Cesca will bear the cost of soliciting proxies, including the cost of preparing, posting and mailing proxy materials. In addition to soliciting stockholders by mail and through its regular employees, Cesca will request brokers, banks and other nominees to solicit their customers who hold shares of Cesca common stock in street name. Cesca may reimburse such brokers, banks and nominees for their reasonable, out-of-pocket expenses. Cesca may also use the services of its officers, directors and employees to solicit proxies, personally or by telephone, mail, facsimile or email, without additional compensation other than reimbursement for reasonable, out-of-pocket expenses. Cesca has retained Georgeson, Inc. to aid in the solicitation of proxies and anticipate that the costs of such services will be approximately $10,000.

Q:	How do I get an additional copy of the proxy materials?

A:	If you would like an additional copy of this proxy statement or Cesca’s 2014 Form 10-K, these documents are available in digital form for download or review by clicking on the “Investors” tab at www.cescatherapeutics.com. Alternatively, we will promptly send a copy to you upon request by mail to Cesca Therapeutics Inc., Attention: Assistant Corporate Secretary, 2711 Citrus Road, Rancho Cordova, CA 95742 or by calling the Assistant Corporate Secretary of Cesca Therapeutics at (916) 858-5100.

Q:	How do I get proxy materials electronically?

A:	We encourage you to register to receive all future stockholder communications electronically, instead of in print. This means that the annual report, proxy statement and other correspondence will be delivered to you via email. Electronic delivery of stockholder communications helps Cesca to conserve natural resources and to save money by reducing printing, postage and service provider costs.

Stockholders of Record:  If you vote your shares using the Internet at www.envisionreports.com/KOOL, please follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Owners:  If you vote your shares using the Internet at www.proxyvote.com, please complete the consent form that appears on-screen at the end of the Internet voting procedure to register to receive stockholder communications electronically.  Stockholders holding through a bank, broker or other nominee may also refer to information provided by the bank, broker or nominee for instructions regarding how to enroll in electronic delivery.

PROPOSAL 1
ELECTION OF DIRECTORS

General Information

Our bylaws presently provide that the authorized number of directors may be fixed by resolution of the Board from time to time, with a minimum of not less than three (3) directors and a maximum of seven (7) directors.  The Board will fix the authorized number of directors at six (6) as of the date of the annual meeting.

Nominees for Director

The nominees for director have consented to being named as nominees in this proxy statement and have agreed to serve as directors, if elected.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six (6) nominees named below.  If any nominee of the Company is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy.  The Board of Directors has no reason to believe that any of the nominees will be unavailable for election.  Each Director who is elected shall hold office until the next Annual Meeting of Stockholders, or until the earlier of their death, resignation or removal, or until such Director’s successor is elected and qualified.

The following sets forth the persons nominated by the Board of Directors for election and certain information with respect to those individuals:

Nominee	Age
Craig W. Moore	70

Patrick J. McEnany	67

Mahendra S. Rao, MD, PhD	54

Denis Michael Rhein	54

Robin C. Stracey	57

Kenneth L. Harris	51

Biographies
Craig W. Moore, Chairman	Director since 2009
Craig W. Moore was appointed to the Board of Directors in December 2009 and Chairman in January 2012.  From 2002 to present, Mr. Moore served as director of NxStage (NXTM), chairman of their Compensation Committee and a member of their Audit Committee through July 2013.  From 1986 to 2001, Mr. Moore was Chairman of the Board of Directors and Chief Executive Officer at Everest Healthcare Services Corporation, a provider of dialysis and contract services.  Since 2001, Mr. Moore has acted as a consultant to various companies in the healthcare services industry.  Mr. Moore also spent 13 years with American Hospital Supply/Baxter Healthcare, where he held senior management positions in sales, marketing and business development.  Mr. Moore served as a director of Biologic System Corporation (BLSC) from 1992 thru 2006.  Mr. Moore also serves as a director on several private company boards.  Mr. Moore brings leadership, corporate and healthcare industry experience to our Board.  Mr. Moore is one of our independent directors.

Patrick J. McEnany	Director rejoined in 1997
Patrick J. McEnany rejoined the Board of Directors in 1997.  Mr. McEnany is co-founder, Chairman, President and Chief Executive Officer of Catalyst Pharmaceutical Partners, Inc., a specialty pharmaceutical company.  Mr. McEnany has served as Catalyst’s Chief Executive Officer and a director since its formation in January 2002.  From 1991 to April of 1997, Mr. McEnany was Chairman and President of Royce Laboratories, Inc., a Miami, Florida based manufacturer of generic prescription drugs.  From 1997 to 1998, after the merger of Royce Laboratories, Inc., into Watson Pharmaceuticals, Inc., Mr. McEnany served as President of the wholly-owned Royce Laboratories subsidiary and Vice President of Corporate Development for Watson Pharmaceuticals, Inc.  From 1993 through 1997, he also served as Vice Chairman and director of the National Association of Pharmaceutical Manufacturers.  He currently serves on the Board of Directors for the Jackson Memorial Hospital Foundation and until 2012 for Renal CarePartners, Inc.  Mr. McEnany brings his long-term experience in the healthcare industry, leadership experience and judgment to the Board.  Mr. McEnany is one of our independent directors.

Mahendra Rao, MD, PhD	Director rejoined in 2014
Dr. Mahendra Rao rejoined the Board of Directors in April 2014.  He had previously been a member of our Board of Directors from 2008 – 2011.  Dr. Rao was the Director and Chief of Laboratory of Stem Cell Biology at the National Institute of Health (NIH) from 2011 through 2014.  He was Vice President, Regenerative Medicine at Invitrogen (IVGN) from 2006 thru 2011.  From May 2001 through October 2005 he was Stem Cell Section Chief and Senior Investigator at the National Institute on Aging’s Laboratory of Neuroscience.  He has also held associate professor positions at both the Johns Hopkins University and the University of Utah Schools of Medicine, and at the National Center for Biological Science in India.  Dr. Rao has served as Chairman of the FDA’s Cell and Gene Therapy Advisory Committee and is the founder of Q Therapeutics, a company working on the development of cellular therapy to treat multiple sclerosis.  He holds degrees from Bombay University in India and earned his Ph.D. in Biology from California Institute of Technology.  He also conducted post-doctorate studies at Case Western Reserve University and Caltech.  Dr. Rao brings his clinical, corporate and regulatory experience in the stem cell therapy field to our Board.  Dr. Rao is one of our independent directors.

Denis Michael Rhein	Director since 2014
Michael Rhein was appointed to the Board of Directors in December 2014.  Mr. Rhein has over 30 years of corporate banking and securities experience at Deutsche Bank AG in Frankfurt, Germany, where he served in various executive management positions including Managing Director, Senior Client Executive of Asset and Wealth Management, Global Head of Hedge Fund Research, Head of Alternative Investments, and Head of Product Development.  Mr. Rhein retired from Deutsche Bank in June 2013.   Mr. Rhein is the founder and a Director of EMR Vermögensverwaltung GmbH, an investment management company, since July 2013. He is also the founder and the Principal Shareholder and a Director of Illumisound GmbH, an alternative energy efficient commercial lighting company, since October 2013. Mr. Rhein was a director of TotipotentRX Corporation from 2012 until the merger that resulted in the formation of Cesca Therapeutics in February 2014.  Mr. Rhein brings his corporate banking and securities experience to the Board.  Mr. Rhein is one of our independent directors.

Robin C. Stracey	Director since 2011
Robin C. Stracey was appointed to the Board of Directors in July 2011.  Since October 2014 he has served as our interim Chief Executive Officer and since June 2013 he has served as Managing Director of Apex Life Science Advisors LLC. From July 2012 to June 2014, he was Director, President and Chief Executive Officer of Integrated Fluidics, Inc., a privately-held microfluidics company.  Currently, he is only a Director of Integrated Fluidics, Inc.  From December 2007 to April 2012 he was the President and Chief Executive Officer of Cantimer Incorporated, a privately-held biosensor company.  From November 2003 to March 2007, Mr. Stracey was Director, President and Chief Executive Officer of Applied Imaging Corporation, a publicly-traded, computer-aided diagnostics company that is now part of Danaher Corporation.  Previously, Mr. Stracey was the Vice President and General Manager of a Chromatography and Mass Spectrometry business unit of Thermo Electron Corporation, now Thermo Fisher Scientific, the world’s largest supplier of laboratory equipment and reagents to life scientists.  He also served as a Corporate Vice President at Dade Behring Inc., a leading supplier of clinical diagnostic products that is now part of Siemens Healthcare.  Mr. Stracey has a Bachelor of Science degree with honors from the University of Nottingham in the United Kingdom and is a graduate of the Executive Program at the Stanford University Graduate School of Business.  Mr. Stracey brings leadership, corporate and healthcare industry experience to our Board.

Kenneth L. Harris	Director since 2014
Kenneth L. Harris was appointed to the Board of Directors in February 2014 pursuant to the terms of and upon completion of the Merger between ThermoGenesis Corp. and TotipotentRX.  Mr. Harris has served as the Chairman and Chief Executive Officer of TotipotentRX Corporation and MK Alliance, Inc. from January 2008 through the Merger with ThermoGenesis.  Prior to that Mr. Harris was the Corporate Senior Vice President and Global President of BioSciences, a $120 million business unit at Pall Corporation (NYSE:PLL) from 2000 to 2008.  Mr. Harris has served in a number of key biotechnology and biomedical roles at InVitro International, Qiagen GmbH, Amersham Life Sciences (now GE Life Sciences) and Boehringer Mannheim (now Roche Diagnostics).  Mr. Harris is a frequent speaker at international conferences, and a thought leader in the evolving specialized field of conducting cellular clinical therapies.  He holds a bachelor’s degree in microbiology from Indiana University, Bloomington, and graduate molecular biology training at Indiana University School of Medicine, Indianapolis.  Mr. Harris brings more than 25 years of biotechnology and cellular biology leadership and executive management with cell therapy inventorship to our Board.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

General

Our Board of Directors believes that good corporate governance is important to ensure that Cesca Therapeutics Inc. is managed for the long-term benefit of our stockholders.  This section describes key corporate governance guidelines and practices that we have adopted.  Complete copies of our corporate governance guidelines, committee charters and code of ethical conduct described below are available under the investor information section of our website at www.cescatherapeutics.com.

Board Operating and Governance Guidelines

Our Board of Directors has adopted a number of operating and governance guidelines, including the following:

-	Majority of the members of the Board should be independent directors;

-	Formalization of the ability of each committee to retain independent advisors;

-	Performance of an annual assessment of the Board’s performance by the Governance and Nominating Committee;

-	Directors have open access to the Company’s management; and

-	Independent directors may meet in executive session prior to or after each regularly scheduled Board meeting without management present.

Board Leadership Structure

Craig Moore, an independent director, serves as our Chairman of the Board.  The Board has had the same individual serve as Chief Executive Officer and Board chairman in the past, but does not believe that structure to be the most desirable structure for the Company at this time.  The Board views independent oversight of management as an important component of an effective board of directors and believes that a separated Chief Executive Officer and Chairman structure provides the Board with the greatest diversity of ideas and experience.  The Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling executive sessions of the non-employee directors and setting relevant items on the agenda (in consultation with the Chief Executive Officer as necessary or appropriate).  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing risk management.  The Board regularly reviews information regarding the Company’s liquidity and operations, as well as the risks associated with each.  The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.  The Audit Committee oversees management of risks relating to financial reporting, internal controls and compliance with legal and regulatory requirements.  The Governance and Nominating Committee oversees the management of risks associated with corporate governance, the independence of the Board of Directors and potential conflicts of interest.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Governance and Nominating Committee

The Governance and Nominating Committee was formed to address general governance and policy oversight; succession planning; to identify qualified individuals to become prospective Board members and make recommendations regarding nominations for the Board of Directors; to advise the Board with respect to appropriate composition of Board committees; to advise the Board about and develop and recommend to the Board appropriate corporate governance documents and assist the Board in implementing guidelines; to oversee the annual evaluation of the Board and the Company’s Chief Executive Officer, and to perform such other functions as the Board may assign to the committee from time to time.  The Governance and Nominating Committee has a Charter which is available on the Company’s website at www.cescatherapeutics.com.  The Governance and Nominating Committee consists of two independent directors: Mr. McEnany (Governance and Nominating Committee Chairman) and Mr. Moore.

Audit Committee

The Audit Committee of the Board of Directors makes recommendations regarding the retention of the independent registered public accounting firm, reviews the scope of the annual audit undertaken by our independent registered public accounting firm and the progress and results of their work, reviews our financial statements, and oversees the internal controls over financial reporting and corporate programs to ensure compliance with applicable laws.  The Audit Committee reviews the services performed by the independent registered public accounting firm and determines whether they are compatible with maintaining the registered public accounting firm’s independence.  The Audit Committee has a Charter, which is reviewed annually and as may be required due to changes in industry accounting practices or the promulgation of new rules or guidance documents.  The Audit Committee Charter is available on the Company’s website at www.cescatherapeutics.com.  The Audit Committee consists of three independent directors as determined by NASDAQ rules:  Mr. Moore (Audit Committee Chairman), Mr. McEnany and Mr. Rhein.  Mr. Moore and Mr. McEnany are qualified as Audit Committee Financial Experts as defined in Regulation S-K Item 407(d)(5)(ii).

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves executive compensation policies and practices, reviews compensation for our Chief Executive Officer and Chief Financial Officer, administers the Company’s stock option plans and other benefit plans, and considers other matters as may, from time to time, be referred to them by the Board of Directors.  The Compensation Committee has a charter which is available on the Company’s website at www.cescatherapeutics.com.  The Compensation Committee consists of three independent directors:  Dr. Rao (Compensation Committee Chairman), Mr. McEnany and Mr. Moore.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee were at any time an officer or employee of ours.  In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.

Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and oversee the management of the Company.  Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the stockholders and personal integrity and judgment.  In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the regenerative medicine industry.  Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

The Board of Directors has a Governance and Nominating Committee.  The Board believes given the diverse skills and experience required to grow the Company that the input of all members is important for considering the qualifications of individuals to serve as directors, but does not have a formal diversity policy; however, the Board encourages diversity.  Further, the Governance and Nominating Committee believes that the minimum qualifications for serving as director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities.  The Board may retain professional consultants to aid in identifying potential candidates to ensure that any vacancies on the Board are filled on a timely basis with qualified candidates.  Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and the Company are identified and, unless such individuals are well known to the Board, they are interviewed and further evaluated by the Governance and Nominating Committee.  Candidates selected by the Governance and Nominating Committee are then recommended to the full Board for their appointment or nomination to stockholders.  The Governance and Nominating Committee recommends a slate of directors for election at the annual meeting.  In accordance with Nasdaq rules, the slate of nominees is approved by a majority of the independent directors.

In carrying out its responsibilities, the Board will consider candidates suggested by stockholders.  If a stockholder wishes to formally place a candidate’s name in nomination, however, he or she must do so in accordance with the provisions of the Company’s Bylaws.  Suggestions for candidates to be evaluated by the Nominating Committee must be sent to Assistant Corporate Secretary, 2711 Citrus Road, Rancho Cordova, California  95742.  Candidates nominated by stockholders are reviewed and vetted in a similar process to those that the Board becomes aware of from other sources.

Board and Committee Meetings and Attendance

In fiscal 2014, the Board of Directors met twenty three (23) times, the Audit Committee met five (5) times, the Compensation Committee met seven (7) times and the Governance and Nominating Committee met three (3) times.  Each director attended at least 75% of the meetings of the Board of Directors held while serving as a director.  Each director attended all of the meetings of the committees upon which he served.  All Directors nominated at the prior annual meeting of stockholders attended except for Dr. Rao due to travel conflicts.  The Board encourages, but does not require Directors to attend the Annual Meeting of Stockholders.

Stockholders may send communications to the Board by mail to the Chairman of the Board, Cesca Therapeutics Inc., 2711 Citrus Road, Rancho Cordova, California  95742.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 delivered to the Company as filed with the Securities and Exchange Commission in fiscal 2014, directors and officers of the Company and persons who own more than 10% of the Company’s common stock timely filed all required reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, except for Mr. Stracey and Mr. Moore who were one day late filing a Form 4 due to administrative oversight and Mr. Plavan and Mr. Pappa for whom the Company amended Form 4s to include previously omitted transactions from 2012 to 2014 related to the net surrender of vested restricted stock for payment of taxes related thereto.

Code of Ethics

We have adopted a code of ethics that applies to all employees, including our Chief Executive Officer and Chief Financial Officer, Controller or any person performing similar functions.  A copy of our code of ethics can be found on our website at www.cescatherapeutics.com.  The Company will report any amendment or waiver to the code of ethics on our website within five (5) days.

COMPENSATION OF DIRECTORS

Director Compensation Table

The following table sets forth the compensation received by each of the Company’s non-employee Directors during fiscal 2014.  Each non-employee director is considered independent under NASDAQ rules.  Their compensation is described in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)		Total ($)
Mr. Craig W. Moore	91,000	10,000	(3)	101,000
Mr. Patrick J. McEnany	68,000	10,000	(3)	78,000
Dr. Mahendra S. Rao	9,000	31,000	(4)	40,000
Mr. Robin C. Stracey	70,000	10,000	(3)	80,000
(1)	Prior to the beginning of the fiscal year Mr. Moore and Mr. Stracey elected to receive common stock in lieu of cash for a portion of their Board of Directors fees, which fees are paid in quarterly installments. The grant date fair value of the stock received computed in accordance with ASC718 was $32,000 and $36,000 for Mr. Moore and Mr. Stracey, respectively.
(2)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board’s Codification topic 718. See Note 1 of notes to Financial Statements set forth in our Annual Report on Form 10-K for fiscal 2014 for the assumptions used in determining such amounts for option awards. The following table sets forth the aggregate number of option awards held by each non-employee director as of June 30, 2014.
(3)	$10,000 reflects the grant date fair value of the annual option awarded to existing directors on the first business day of the fiscal year.
(4)	$31,000 reflects the grant date fair value of the stock option grant of 25,000 shares due to Dr. Rao upon joining the Board.

Name	Aggregate Number of Option Awards
Mr. Craig W. Moore	70,000
Mr. Patrick J. McEnany	101,500
Dr. Mahendra S. Rao	25,000
Mr. Robin C. Stracey	40,000

Effective March 1, 2014, each non-employee director receives an annual fee of $35,000.  Prior to that, they received $25,000 plus $1,500 for each board meeting attended.  In addition, the Chairman of the Board of Directors receives an annual fee of $25,000.  Effective March 1, 2014, the chairperson of each standing committee receives an additional annual fee of $15,000 for the Audit Committee, $10,000 for the Compensation Committee and $7,000 for the Governance Committee.  The previous amount was $5,000 for each committee.  Effective March 1, 2014, each non-chair committee member receives an annual fee of $7,500 for the Audit Committee, $5,000 for the Compensation Committee and $3,500 for the Governance Committee.  Previously, committee members received $1,000 for each committee meeting attended.  All fees are paid quarterly.  In addition, we reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its committees.

On the first business day of the fiscal year, each of our non-employee directors receives a nonqualified stock option grant of 15,000 shares.  The options have a four year life and are immediately vested.  Effective March 1, 2014, the annual grant was changed to 25,000 options.  The options vest monthly over one year and have a seven year life.  Upon the initial appointment or election of any new non-employee director, the director receives a nonqualified stock option grant of 25,000 shares.  The options vest monthly over one year and have a seven year life.  In both instances, the exercise price is equal to the closing price of the common stock on the date of grant.

EXECUTIVE OFFICERS

Set forth below is information about the executive officers of the Company:

Name	Position	Age
Mr. Robin Stracey	Interim Chief Executive Officer	57
Mr. Dan Bessey	Chief Financial Officer	50
Mr. Ken Harris	President, appointed on February 18, 2014	51
Mr. Mitchel Sivilotti	Chief Biologist, appointed on February 18, 2014	38
Mr. Kenneth Pappa	VP, Manufacturing & Information Technology (IT)	54
Mr. Matthew Plavan	Former Chief Executive Officer thru October 28, 2014	51

Executive officers serve at the discretion of the Board.  There are no family relationships between any of the directors, executive officers or key employees.

Biographies

The biographies for Messrs. Stracey and Harris can be found under Proposal 1 – Election of Directors.

Mr. Dan T. Bessey joined Cesca in March 2013 as Chief Financial Officer.  Mr. Bessey previously served from 2008 to 2012 as Vice President and Chief Financial Officer of SureWest Communications (SURW), a telecommunications company.  Mr. Bessey was with SureWest Communications since 1995 and served in a number of key financial leadership roles, including Vice President of Finance, Controller and Director of Corporate Finance.  Prior to joining SureWest Communications, Mr. Bessey was with Ernst & Young LLP.  Mr. Bessey is a Certified Public Accountant and has a B.S. degree in Business Administration with a concentration in Accountancy from California State University – Sacramento, where he graduated Magna Cum Laude.

Mr. Mitchel Sivilotti joined Cesca pursuant to the terms of the merger with TotipotentRX and currently serves as our Chief Biologist.  Prior to the merger, Mr. Sivilotti co-founded TotipotentRX Corporation (formerly MK Alliance, Inc.) where he served as Chief Executive Officer and Director from 2008 to 2012 and as President and Director from 2012 to 2013 and Chief Biologist and Director of TotipotentRX until the merger.  From 2003 to 2007, Mr. Sivilotti served in various key technical and business leadership roles at Pall Corporation (PLL:NYSE), completing his tenure as Global Marketing Manager, Regenerative Medicine from 2006-2007.  Mr. Sivilotti holds a bachelor’s degree in Biology (Honors Genetics) from the University of Western Ontario (London, Canada) and a graduate degree in Cellular and Molecular Biology from the University Laval (Quebec, Canada).

Mr. Kenneth A. Pappa joined Cesca in April 2006 and currently is the Vice President of Manufacturing and IT.  Over the last five years he has held the following positions:  Senior Director of Internal Operations, Vice President of Manufacturing, Vice President of Engineering, Manufacturing and Quality Assurance and Vice President of Manufacturing and Engineering.  Prior to joining Cesca Therapeutics Inc., Mr. Pappa held various positions with Hewlett Packard–Agilent Technologies, including Manufacturing Controller and Senior Operations Manager.  Mr. Pappa has a BS in Business Administration-Accounting and a MBA from San Jose State University.  Mr. Pappa became a Certified Public Accountant in 1988 and is a member of the American Institute of Certified Public Accountants.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OF CESCA THERAPEUTICS INC.

The Company has only one class of stock outstanding, common stock.  The following table sets forth certain information as of March 31, 2015 with respect to the beneficial ownership of our common stock for (i) each director and director nominee, (ii) each Named Executive Officer (NEO), (iii) all of our directors and officers as a group, and (iv) each person known to us to own beneficially five percent (5%) or more of the outstanding shares of our common stock.  As of March 31, 2015 there were 40,417,518 shares of common stock outstanding.

Unless otherwise indicated, the address for each listed stockholder is:  Cesca Therapeutics, 2711 Citrus Road, Rancho Cordova, California  95742.  To our knowledge, except as indicated in the footnotes to this table or pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Craig Moore	141,835	(2)	*	%

Patrick McEnany	87,873	(3)	*	%

Mahendra Rao MD, PhD.	70,555	(4)	*	%

Michael Rhein	536,580	(5)	1.3%

Robin Stracey	111,238	(6)	*	%

Matthew Plavan	484,837	(7)	1.2%

Dan Bessey	127,028	(8)	*	%

Ken Harris	4,617,077	(9)	11.4%

Mitch Sivilotti	4,673,872	(10)	11.6%

Ken Pappa	113,623	(11)	*	%

Officers & Directors as a Group (10 persons)	10,964,518		26.6%
*    Less than 1%.
(1)	“Beneficial Ownership” is defined pursuant to Rule 13d-3 of the Exchange Act, and generally means any person who directly or indirectly has or shares voting or investment power with respect to a security. A person shall be deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of the security within 60 days, including, but not limited to, any right to acquire the security through the exercise of any option or warrant or through the conversion of a security. Any securities not outstanding that are subject to options or warrants shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by that person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Some of the information with respect to beneficial ownership has been furnished to us by each director or officer, as the case may be.
(2)	Includes 81,002 common shares and 60,833 shares issuable upon the exercise of options.
(3)	Includes 26,832 common shares and 60,833 shares issuable upon the exercise of options. Also includes 208 shares owned by McEnany Holding, Inc. Mr. McEnany is the sole shareholder of McEnany Holding, Inc.
(4)	Includes 9,722 common shares and 60,833 shares issuable upon the exercise of options.
(5)	Includes 526,163 common shares and 10,417 shares issuable upon the exercise of options.
(6)	Includes 50,405 common shares and 60,833 shares issuable upon the exercise of options.
(7)	Includes 122,337 common shares and 362,500 shares issuable upon the exercise of options.
(8)	Includes 55,833 common shares and 71,195 common shares issuable upon the exercise of options.
(9)	Includes 4,557,077 common shares and 60,000 shares issuable upon the exercise of options.
(10)	Includes 4,627,206 common shares and 46,666 common shares issuable upon the exercise of options.
(11)	Includes 56,557 common shares and 57,066 common shares issuable upon the exercise of options.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management and recommends that the Compensation Discussion and Analysis section be included in this proxy statement.

Respectfully submitted,

CESCA THERAPEUTICS INC.
COMPENSATION COMMITTEE

Dr. Mahendra Rao, Chairman
Mr. Craig W. Moore
Mr. Patrick McEnany

Each an Independent Director of the Company

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the material elements of the Company’s compensation programs as they relate to our executive officers who are listed in the compensation tables appearing elsewhere in this proxy statement.  Notwithstanding that as the Company is a Smaller Reporting Company as defined by SEC rules, and, therefore only required to provide the information under Section 402(m) of Regulation S-K, the Company is providing this general discussion to set forth the Compensation Committee’s general philosophy regarding the Company’s compensation program. This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes, but also describes other arrangements and actions taken since the end of fiscal 2014 to the extent such discussion enhances the understanding of our executive compensation for fiscal  2014.  Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2014, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers” or “NEOs”.

Overview of Compensation Committee Role and Responsibilities

The Compensation Committee of the Board of Directors oversees our compensation plans and policies, reviews and approves all decisions concerning the Chief Executive Officer and Chief Financial Officer’s compensation, which may further be approved by the Board, and administers our stock option and equity plans, including reviewing and approving stock option grants and equity awards under the plans. The Compensation Committee’s membership is determined by the Board and is composed entirely of independent directors.

Management plays a role in the compensation-setting process. The most significant aspects of management’s role are to evaluate employee performance and recommend salary levels and equity compensation awards. Our Chief Executive Officer and Chief Financial Officer often make recommendations to the Compensation Committee and the Board concerning compensation for other executive officers. Our Chief Executive Officer is a member of the Board, but neither the Chief Executive Officer nor Chief Financial Officer participates in Board decisions regarding any aspect of their own compensation. The Compensation Committee can retain independent advisors or consultants and has done so in the past. As part of its analysis and assessment, the Compensation Committee utilized a compensation assessment report prepared by Radford, an Aon Hewitt Company an independent compensation consultant. Radford helped formulate compensation policy, strategy, and design, and advised on overall best practices. In connection with the executive compensation analysis and assessment, Radford developed an appropriate peer group and provided the Compensation Committee with base pay, short-term incentive and long-term equity incentive market data from the peer group. Radford also advised the Compensation Committee on cash and equity compensation specifically for the directors and officers.

Compensation Philosophy

The Compensation Committee emphasizes the important link between the Company’s performance, which ultimately affects stockholder value, and the compensation of its executives. Therefore, the primary goal of the Company’s executive compensation policy is to align the interests of the executive officers with the interests of the stockholders. In order to achieve this goal, the Company attempts to, (i) offer compensation opportunities that attract and retain executives whose abilities and skills are critical to the long term success of the Company and reward them for their efforts in ensuring the success of the Company, (ii) align the Company’s compensation programs with the Company’s long-term business strategies and objectives, and (iii) provide variable compensation opportunities that are directly linked to the Company’s performance and stockholder value, including an equity stake in the Company.

Our named executive officers’ compensation utilizes three primary components:

•	Base salary
•	Short-term incentive (“STI”)
•	Long-term incentive ("LTI")

Elements of Rewards

There are three basic components of compensation: (i) base pay to provide a source of regular income; (ii) STI compensation to drive short-term performance; and (iii) LTI compensation to align management and shareholder incentives to create long-term value in the Company. The Compensation Committee believes that the STI award provides a sufficient amount of "at risk" incentive compensation tied to specific targets and objectives to properly motivate executives to achieve the desired short-term results. The LTI may be comprised of time-based stock awards and stock options, which the Compensation Committee believes motivates the executives to increase shareholder value over time. Additionally, the Compensation Committee may award discretionary bonuses to certain executives based on the individual’s contribution to the achievement of the Company’s strategic objectives.

Setting Executive Compensation

We set executive base compensation at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals.  We also take into account the compensation that is paid by companies that we believe to be our competitors and by other companies with which we believe we generally compete for executives.

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, our Company’s overall performance and compensation packages available in the marketplace for similar positions.  In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation.  The Compensation Committee also endeavors to properly allocate between cash and non-cash compensation and between annual and long-term compensation.  The Company has entered into a consulting agreement with Mr. Stracey, our interim Chief Executive Officer and employment agreements with Mr. Bessey our Chief Financial Officer, Mr. Harris, our President and Mr. Sivilotti, our Chief Biologist.

Base Salary

The Company provides executive officers and other employees with base salary to compensate them for services rendered during the fiscal year.  Subject to the provisions contained in employment agreements with executive officers concerning base salary amounts, base salaries of the executive officers are established based upon compensation data of comparable companies in our market, the executive’s job responsibilities, level of experience, individual performance and contribution to the business.  We believe it is important for the Company to provide adequate fixed compensation to highly qualified executives in our competitive industry.  In making base salary decisions, the Compensation Committee uses its discretion and judgment based upon personal knowledge of industry practice, but does not apply any specific formula to determine the base salaries for the executive officers. In connection with the Company’s annual review and planning for fiscal 2015, the Compensation Committee noted certain executive officer’s salary were below the 25th percentile for companies discussed in the Radford report and increased certain  executives’ salaries in March and August 2014 to bring them to the market’s 25th percentile.

Chief Executive Officer.  Under Mr. Stracey’s consulting agreement he is paid a monthly retainer of $35,415.

President. In connection with the merger with TotiPotentRX in February 2014, Mr. Harris joined the Company as President with an annual base salary of $280,000.  Effective August 19, 2014, after consideration of the Radford report, among other factors, Mr. Harris’s annual base salary was increased to $338,000, which represents the 25th percentile of market base pay for similar positions.

Chief Financial Officer.  In March 2013, Mr. Bessey joined the Company as Chief Financial Officer with an annual base salary of $250,000. Effective March 1, 2014, after review of the Radford report and in consideration of, among other things, the acquisition of TotiPotentRX by merger and raising of capital, Mr. Bessey’s annual base salary was increased to $280,000, which represents the 25th percentile of market base pay for CFO positions in the life science peer group.

Chief Biologist, In connection with the merger with TotiPotentRX in February 2014, Mr. Sivilotti joined the Company as Chief Biologist with an annual base salary of $215,000.  Effective August 19, 2014, after review of the Radford report, among other factors, Mr. Sivilotti’s annual base salary was increased to $245,000, which represents the 25th percentile of market base pay for similar positions in the life science peer group.

Vice President of Manufacturing and IT.  In December 2009, Mr. Pappa was appointed Vice President of Manufacturing, in September 2011 he was appointed Vice President of Manufacturing and Engineering and in February 2013, he transitioned into Vice President of Manufacturing and IT. Mr. Pappa’s salary was $245,000 and effective March 1, 2014, after review of the Radford report, among other factors, Mr. Pappa’s annual base salary was increased to $250,000, which represents the 25th percentile of market base pay for top Operations Executive positions in the life science peer group.

Former Chief Executive Officer.  Effective October 25, 2013, the Company entered into an employment agreement with Mr. Plavan where he would continue to serve as Chief Executive Officer.  The agreement did not change Mr. Plavan’s base salary rate of $315,000.  Effective March 1, 2014, after review of the Radford report and in consideration of, among other things, the acquisition of TotiPotentRX by merger and raising of capital, Mr. Plavan’s annual base salary was increased to $425,000, which represents the 25th percentile of market base pay for CEO positions in the life science peer group.  Mr. Plavan ceased to be employed effective October 28, 2014.

Vice President, Commercial Operations and Marketing.  Mr. Baker joined the Company as Vice President of Sales in August 2009.  Mr. Baker’s salary was $262,500 in fiscal 2014, until his termination on April 10, 2014.

Employment Agreements

Mr. Bessey. The Company entered into an employment agreement with Mr. Bessey to continue to serve as Chief Financial Officer.  In addition to his base salary, Mr. Bessey will be entitled to cash and stock bonuses and stock options or restricted stock grants as determined by the Compensation Committee.  Further, Mr. Bessey shall participate in all of the Company’s fringe benefit programs in substantially the same manner and to substantially the same extent as other similar employees of the Company.

In the event that Mr. Bessey is terminated without cause by the Company, or delivers his termination for good reason to the Company, Mr. Bessey shall be paid, in addition to his salary earned up until the termination date, a sum equal to nine months of his base salary in effect as of the termination date.  Further Mr. Bessey’s outstanding options to acquire the Company’s common stock and restricted common stock awards which would have otherwise vested within six months of the termination date shall immediately vest.

In the event that Mr. Bessey is terminated without cause by, or delivers his termination for good reason to, the Company, and such termination occurs three months prior to or within one year of a change in control, Mr. Bessey shall be paid, in addition to his salary earned up until the termination date, (i) a lump sum equal to twelve months of his base salary in effect as of the termination date; and (ii) a lump sum cash payment equal to one times Mr. Bessey’s most recently established annual short-term incentive target award.  In addition, all of Mr. Bessey’s outstanding options to acquire the Company’s common stock or restricted stock awards which have not vested as of the termination date shall immediately vest.

On December 1, 2014, the Company and Mr. Bessey entered into a Supplement Agreement to his employment agreement.  If Mr. Bessey remains employed by the Company until October 31, 2015, or is terminated earlier without cause, he will receive (i) a cash retention payment of $100,000 and (ii) vest in options to purchase 150,000 shares of common stock.  The options have an exercise price equal to $1.02 per share and have a 7 year term.

In connection with the Company’s acquisition of TotipotentRX by merger, the Company entered into employment agreements with Mr. Harris and Mr. Sivilotti, which were effective on the closing date of the merger on February 18, 2014.

Mr. Harris.  Under the terms of the employment agreement with Mr. Harris, Mr. Harris shall serve as President of Company.  For his services, Mr. Harris will receive a base salary plus a bonus in amount equal to a portion of his then base salary based on performance criteria to be determined by Mr. Harris and Cesca’s chief executive officer.  In addition, Mr. Harris was granted shares of Cesca restricted stock and six-year options to purchase shares of common stock at an exercise price equal to the fair market value as of the effective date of the Merger, with such restricted stock and options subject to three year vesting.  Mr. Harris was paid a $40,000 relocation bonus to move to the San Francisco-Bay Area.  Mr. Harris also receives a $1,000 monthly auto allowance and participates in other benefits granted to other employees of Cesca.  In the event that Mr. Harris’ employment is terminated without cause or Mr. Harris terminates employment for good reason, he shall receive severance equal to 18 months of his then base salary, plus any unpaid, but earned, bonus.  In addition to the foregoing, Mr. Harris shall be paid an additional six months of his then base salary if he is not re-nominated or not re-elected for a specified period to the Cesca Board of Directors which shall be deemed good reason for termination of employment.  If Mr. Harris is terminated without cause or Mr. Harris terminates employment for good reason in connection with a change in control, Mr. Harris shall receive severance equal to 18 months of his then base salary, a monthly $2,000 stipend for a specified period, a bonus equal to, in general, 35.0% of his base salary and all unvested restricted stock and options will vest. Finally, if Mr. Harris is no longer an employee of Cesca other than for good reason, termination without cause or change in control, he shall immediately resign as a member of the Cesca Board.

Mr. Sivilotti.  Under the terms of the employment agreement with Mr. Sivilotti, he will receive a base salary plus a bonus equal to a portion of his then base salary based on performance criteria to be determined by Mr. Sivilotti and Cesca’s chief executive officer.  In addition, Mr. Sivilotti was granted shares of Cesca restricted stock and six-year options to purchase shares of common stock at an exercise price equal to the fair market value as of the Effective Date of the Merger, with such restricted stock and options subject to three year vesting.  Mr. Sivilotti was also paid a $40,000 relocation bonus to move to the San Francisco-Bay Area.  Mr. Sivilotti will also receive a $1,000 monthly auto allowance and be able to participate in other benefits granted to other employees of Cesca.  In the event that Mr. Sivilotti’s employment is terminated without cause or Mr. Sivilotti terminates employment for good reason, he shall receive severance equal to 18 months of his then base salary, plus any unpaid bonus.  If Mr. Sivilotti’s employment is terminated without cause or Mr. Sivilotti terminates employment for good reason in connection with a change in control, Mr. Sivilotti shall receive severance equal to 18 months of his then base salary, a monthly $2,000 stipend for a specified period, a bonus equal to, in general, 35.0% of his base salary and all unvested restricted stock and options will vest.

Determination by the Committee for Executive Compensation for Fiscal Year 2015

Subsequent to the year ended June 30, 2014, on August 19, 2014, the Compensation Committee made the following decisions regarding base pay, STI compensation and LTI compensation for the Company’s NEOs.

Base Pay.  In determining the total direct compensation for the NEO’s for fiscal year ending June 30, 2015, the Compensation Committee noted and considered that certain NEO’s salaries were below the 25th percentile for companies discussed in the Radford assessment.  In addition, the Compensation Committee also noted that certain NEO’s received an increase in salary in March, 2014.  After giving consideration to the information contained in the Radford assessment and other information, the Compensation Committee increased the base pay for Kenneth Harris and Mitchel Sivilotti to $338,000 and $245,000, respectively.  The increase in base pay for Messrs. Harris and Sivilotti brings the Company’s NEO’s base pay to the approximate base pay for the market 25th percentile as indicated in the Radford assessment.  In light of the increase in salary to the other NEOs in March 2014, the Compensation Committee did not change the base salaries of such other NEOs.

Short-Term Incentive (STI).  For the fiscal year 2015, the Compensation Committee has approved the following business objectives subject to STI with the following weights:  (i)  Achieving FDA approval of IDE/PMA and launch of the CLI pivotal trial - 50%; (ii)  achieving gross profit targets from core business, maintaining certain cash reserves and obtaining additional financing – 20% ; and (iii) increasing market capitalization – 30%.  The payout of STI, if any, may consist of cash or restricted stock as determined by the Committee.  The percentage of each NEO’s base salary that is subject to STI is as follows:

Named Executive Officer	Percentage of Base Salary subject to STI
Kenneth Harris, President	45%
Dan Bessey, Chief Financial Officer	45%
Mitchel Sivilotti, Chief Biologist	45%
Ken Pappa, Vice President of Manufacturing and IT	35%

Long-Term Incentive (“LTI”).  The Compensation Committee has also determined that aligning executive compensation with shareholder interests is critical for creating long-term shareholder value.  Accordingly, on August 19, 2014, the Compensation Committee granted stock options to the following NEOs in the following numbers.

Named Executive Officer	Options
Kenneth Harris	160,000
Dan T. Bessey	160,000
Mitchel Sivilotti	80,000
Ken Pappa	80,000

The long-term incentive awards consisting of stock options were issued pursuant to the Company’s 2006 Equity Incentive Plan and are subject to three year vesting at six month intervals with a term of seven years.  The exercise price for each stock option was $1.31 per share which represents the closing price of the Company’s common stock as reported on the Nasdaq Capital Market on August 19, 2014.

401(k) Plan

The Company maintains a retirement savings plan, or 401(k) Plan, for the benefit of our executives and employees.  Our 401(k) Plan is intended to qualify as a defined contribution arrangement under the Internal Revenue Code (Code).  Participants may elect to defer a percentage of their eligible pretax earnings each year or contribute a fixed amount per pay period up to the maximum contribution permitted by the Code.  All participants’ plan accounts are 100% vested at all times.  All assets of our 401(k) plan are currently invested, subject to participant-directed elections, in a variety of mutual funds chosen from time to time by the Plan Administrator.  Distribution of a participant’s vested interest generally occurs upon termination of employment, including by reason of retirement, death or disability.  Historically, we have not made matching contributions to the 401(k) Plan.

Other Employee Benefits

The Company’s executive officers participate in the Company’s medical, dental and disability insurance benefit plans on the same terms as other employees.  The Company provides the NEOs and certain key employees with life insurance benefits at two times their annual salary, up to $500,000.  Relocation benefits also are reimbursed and are individually negotiated when they occur.  The Company reimburses each executive officer for all reasonable business and other expenses incurred by them in connection with the performance of their duties and obligations.  The Company does not provide named executive officers with any significant perquisites or other personal benefits.

Accounting and Tax Considerations

Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain named executive officers in a taxable year.  Compensation above $1 million may be deducted if it is “performance-based compensation”.  To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and due to the Company’s substantial net operating loss carry forwards, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.  The Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of the Company and its stockholders.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information regarding the compensation paid to our named executive officers for all of the services they rendered to the Company.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Matthew Plavan	2014	349,000	100,000	(2)	458,000	122,000	--		1,029,000
Chief Executive Officer thru	2013	315,000	--		--	88,000	--		403,000
October 28, 2014	2012	315,000	--		149,000	--	--		464,000
Dan Bessey	2014	259,000	50,000	(2)	147,000	41,000	--		497,000
Chief Financial Officer	2013	61,000	--		46,000	22,000	--		129,000
Ken Harris	2014	96,000	40,000	(4)	109,000	121,000	4,000	(5)	370,000
President(3)
Mitchel Sivilotti	2014	74,000	40,000	(4)	109,000	121,000	4,000	(5)	348,000
Chief Biologist(6)
Ken Pappa	2014	247,000	10,000	(2)	82,000	23,000	--		362,000
V.P., Manufacturing	2013	245,000	25,000	(7)	--	--	--		270,000
and IT	2012	239,000	--		99,000	--	--		338,000
Hal Baker	2014	211,000	75,000	(8)	82,000	23,000	160,000	(9)	551,000
Former V.P., Commercial	2013	263,000	99,000	(8)	--	--	8,000	(10)	370,000
Operations & Marketing	2012	262,000	85,000	(8)	99,000	--	9,000	(10)	455,000
(1)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board’s Codification topic 718. See Note 1 of notes to Financial Statements set forth in our Annual Report on Form 10-K for fiscal 2014 for the assumptions used in determining such amounts.
(2)	Represents a bonus for contribution to the achievement of the corporate milestones including the acquisition of TotipotentRX merger and formation of the combined company, Cesca Therapeutics, and the capital market financing.
(3)	Mr. Harris became the President upon the merger with TotipotentRX on February 18, 2014.
(4)	Represents a relocation payment.
(5)	Represents payments for an auto allowance.
(6)	Mr. Sivilotti became the Chief Biologist upon the merger with TotipotentRX on February 18, 2014.
(7)	Represents a bonus for the completion of the sale of the CryoSeal product line.
(8)	Represents commission payments as Vice President in charge of sales.
(9)	Includes $23,000 pay-out of accrued vacation balance and $131,000 severance upon termination of employment on April 10, 2014. The severance will be paid out over six months.
(10)	Includes $8,000 in payments for an auto allowance.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding option and stock awards held by the named executive officers as of June 30, 2014.  The grant date fair value of the awards granted in fiscal 2014, 2013 and 2012 is disclosed in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Matthew Plavan
	50,000	--		2.32	6/10/15
	37,500	12,500	(1)	2.88	2/15/16
	54,167	108,333	(2)	0.93	7/29/16
	--	100,000	(3)	2.18	3/3/18
						25,000	(4)	35,000
						210,000	(3)	292,000
Dan Bessey	16,667	33,333	(5)	0.91	3/26/17
	--	33,585	(3)	2.18	3/3/18
						33,333	(5)	46,000
						67,500	(3)	94,000
Ken Harris	--	100,000	(6)	2.17	2/18/20
						50,000	(6)	70,000
Mitch Sivilotti	--	100,000	(6)	2.17	2/18/20
						50,000	(6)	70,000
Ken Pappa	18,750	--		2.32	6/10/15
	14,063	4,687	(1)	2.88	2/15/16
	--	18,700	(3)	2.18	3/3/18
						16,667	(4)	23,000
						37,500	(3)	52,000
Hal Baker	28,125	--		2.88	7/9/14
	28,125	--		2.32	7/9/14
(1)	Vests on February 15, 2015.
(2)	Vests on July 29, 2015.
(3)	One-third vests on March 3, 2015, 2016 and 2017.
(4)	Vests on July 29, 2014.
(5)	One-half vests on March 26, 2015 and 2016.
(6)	One-third vests on February 18, 2015, 2016 and 2017.

Potential Payments upon Termination or Change in Control

Our named executive officers have certain change of control rights under employment agreements or current company policy.  The Compensation Committee considers these policies to provide the named executive officers with the ability to make appropriate, informed decisions on strategy and direction of the Company that may adversely impact their particular positions, but nevertheless are appropriate for the Company and its stockholders.  Our Compensation Committee believes that companies should provide reasonable severance benefits to employees, recognizing that it may be difficult for them to find comparable employment within a short period of time and that severance arrangements may be necessary to attract highly qualified officers in a competitive hiring environment.

The following table describes the potential payments upon a hypothetical termination without cause, resignation for good reason or due to a change in control of the Company on June 30, 2014 for the NEO’s.  The actual amounts that may be paid upon an executive’s termination of employment can only be determined at the actual time of such termination.

	Termination Without Cause or Resignation for Good Reason					Termination following a Change of Control(1)(2)
Name	Salary ($)		Estimated Value of Accelerated Stock Options and Restricted Stock Awards(3) ($)	Health Benefits $	Total ($)	Salary ($)		Incentive Compensation ($)	Estimated Value of Accelerated Stock Options and Restricted Stock Awards(3) ($)	Health Benefits/ Office Stipend ($)	Total ($)
D. Bessey(4)	210,000	(4)(5)	--	--	210,000	280,000		126,000	170,000	28,000	604,000
K. Harris	420,000	(6)(7)	23,000	--	443,000	420,000	(6)	--	95,000	111,000	626,000
M. Sivilotti	323,000	(7)	23,000	--	346,000	323,000	(6)	--	95,000	111,000	529,000
K. Pappa	125,000		--	14,000	139,000	250,000		--		--	250,000
(1)	If we terminate Mr. Bessey’s employment without cause, or if the executive resigned for good reason as defined in his executive employment agreement, in either case within three (3) months prior to a Change of Control or within one (1) year following a Change of Control, then he would have been entitled to receive the amounts listed as shown in the table. The salary and incentive compensation components are payable in a lump-sum payment.
(2)	If we terminate Mr. Harris or Mr. Sivilotti’s employment without cause, or if the executive resigned for good reason as defined in his executive employment agreement, in either case with one (1) year following a Change of Control, then he would have been entitled to receive the amounts listed as shown in the table.
(3)	For purposes of this calculation, we used the closing price of our Common Stock on June 30, 2014 which was $1.39. The estimated value of accelerated vesting for outstanding stock options is zero for all options in which the exercise price exceeded the closing price of our Common Stock as of June 30, 2014.
(4)	On December 1, 2014, the Company and Mr. Bessey entered into a Supplement Agreement to his employment agreement. If Mr. Bessey remains employed by the Company until October 31, 2015, or is terminated earlier without cause, he will receive (i) a cash retention payment of $100,000 and (ii) vest in options to purchase 150,000 shares of common stock. The options have an exercise price equal to $1.02 per share and have a 7 year term.
(5)	Payable in biweekly installments.
(6)	If Mr. Harris’ resigns for either (i) the Board fails to nominate Executive for re-election as a director of Employer at any shareholder meeting held to elect directors that occurs within three years after February 18, 2014, or (ii) Mr. Harris is removed as a director of Employer by the Board of Directors before February 18, 2017, he will receive an additional $140,000.
(7)	Payable in biweekly installments over 18 months.

The Company has adopted an Executive Change of Control Policy, applicable to executive officers and vice presidents.  Messrs. Bessey, Harris and Sivilotti have employment agreements with similar change of control provisions.  Under such policy, a “change of control” means an event involving one transaction or a related series of transactions in which one of the following occurs:

a)	the Company issues securities equal to 50% or more of the Company’s issued and outstanding voting securities, determined as a single class;

b)	the Company issues securities equal to 50% or more of the issued and outstanding common stock of the Company in connection with a merger, consolidation or other business combination;

c)	the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving company; or

d)	all or substantially all of the Company’s assets are sold or transferred.

Actual Payments upon Termination

The following table describes the actual payments upon termination of the employment of Matthew Plavan and Harold Baker.  Mr. Plavan’s employment terminated October 28, 2014.  Mr. Baker’s employment terminated April 10, 2014.

Name	Base Salary		Value of Accelerated Stock Options and Restricted Stock Awards	Total
Matthew Plavan	$440,000	(1)	$158,000	$598,000
Harold Baker	$131,000	(2)	--	$131,000
(1)	Payable biweekly through October 28, 2015.
(2)	Payable biweekly through October 10, 2014.

Bonuses

The bonus component of executive compensation is designed to reflect the Compensation Committee’s belief that a portion of the compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each executive officer.  We have from time to time paid signing, retention, referral or other bonuses to particular executive officers.  Our executive employment contracts and policy provide generally for a discretionary bonus of up to 35% of the executive’s base salary, which is to be determined by the Compensation Committee based on individual performance criteria and Company achievement of profitability during the year.

Risk Assessment

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.  We believe our approach to goal setting and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives.  We believe we have allocated our compensation among base salary and short-and long-term compensation opportunities in such a way as to not encourage risk-taking.  The multi-year vesting of our equity awards are intended to properly account for the time horizon of risk.  Our insider trading policy prohibits short selling of our Company’s stock or the purchase or sale of puts or calls for speculative purposes.

EQUITY COMPENSATION PLANS

The following table provides information for all of the Company’s equity compensation plans and individual compensation arrangements in effect as of June 30, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options and restricted stock (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(1)) (c)
Equity compensation plans approved by security holders	2,056,834	$2.08	649,381
Equity compensation plans not approved by security holders	--		--
Total	2,056,834		649,381
(1)
Under the Company’s 2006 Equity Incentive Plan, the number of shares of common stock equal to six percent (6%) of the number of outstanding shares of the Company are authorized to be used.  Under this provision, the number of shares available to grant for awards will increase at the beginning of each fiscal year if options were granted or additional shares of common stock were issued in the preceding fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of February 18, 2014, TotipotentRX owed $337,000 to two of its officers who have since joined the Company.  In the Merger Agreement, Cesca agreed to pay the notes payable at closing as follows:  $75,000 cash to each officer for a total of $150,000 and the remainder in shares of common stock.  Approximately 82,000 shares of common stock were issued to satisfy the remainder of the debt.  There were no other related party transactions reportable under Item 404 of Regulation S-K for the fiscal years ended June 30, 2014 and 2013.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the financial reporting process for the Company on behalf of the Board of Directors.  In fulfilling its oversight responsibilities, the Audit Committee (i) reviews the financial statements, (ii) reviews management’s results of testing of the internal controls over the financial reporting process, (iii) reviews and concurs with managements appointment, termination or replacement of the Chief Financial Officer, (iv) consults with and reviews the services provided by the Company’s independent registered public accounting firm and makes recommendations to the Board of Directors regarding the selection of the independent registered public accounting firm, and (v) reviews reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related company compliance policies.  The Company’s management has primary responsibility for preparing the financial statements and establishing the Company’s financial reporting process and internal control over financial reporting.  Company management is also responsible for its assessment of the effectiveness of internal control over financial reporting.  The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles.  Depending on the reporting status of the Company, the independent registered public accounting firm may also be responsible for issuing a report on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee’s responsibilities include oversight of these processes.

In accordance with Statements on Auditing Standards (SAS) No. 61 (codification of Statements on Auditing Standards, AU§ 380), as adopted by the Public Company Oversight Board in Rule 3200T, the audit committee had discussions with management and the independent registered public accounting firm regarding the acceptability and the quality of the accounting principles used in the reports.  These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, and the reasonableness of the significant judgments and management decisions made in developing the financial statements.  In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from the Company and its management and the independent registered public accounting firm provided the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) Rule 3526, “Communication with Audit Committees Concerning Independence” and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee has also met and discussed with the Company’s management, and its independent registered public accounting firm, issues related to the overall scope and objectives of the audits conducted, the internal controls used by the Company and the selection of the Company’s independent registered public accounting firm.  In addition, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the specific results of audit investigations and examinations and the independent registered public accounting firm’s judgments regarding any and all of the above issues.

Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2014, for filing with the Securities and Exchange Commission.

Respectfully submitted,

CESCA THERAPEUTICS INC.
AUDIT COMMITTEE

Mr. Craig W. Moore, Chairman
Mr. Patrick J. McEnany
Mr. Michael Rhein, as of December 2014

Independent Directors of the Company

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, for each of the last two fiscal years.

Fee Category	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$888,000	$410,000
Audit-Related Fees(2)	532,000	94,000
Tax Fees(3)	22,000	21,000
All Other Fees(4)	--	--
Total Fees	$1,442,000	$525,000

(1)	The audit fees for fiscal 2014 and fiscal 2013 consisted of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements and capital market financings.
(2)	Includes fees billed for due diligence services regarding the proposed merger with TotipotentRX.
(3)	Tax fees consist of fees for tax compliance, which relate to the preparation of federal and state tax returns.
(4)	All other fees consist of fees for other permissible work performed by Ernst & Young LLP that does not meet with the above category descriptions. There were no fees for other services by Ernst & Young LLP for the fiscal years ended June 30, 2014 and 2013.

The Audit Committee pre-approves all audit and non-audit services to be, and has approved all of the foregoing audit and non-audit services, performed by the independent registered public accounting firm in accordance with the Audit Committee Charter.

PROPOSAL 2
AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General Information

The Board of Directors approved and recommends that the stockholders approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 to 150,000,000 shares.  The number of authorized shares of the Company's preferred stock will not be affected by the proposed increase.  The amendment will not result in any changes to the issued and outstanding shares of common stock of the Company and will only affect the number of shares that may be issued by the Company in the future.

Reasons for the Proposal

The primary purpose of this amendment to our Certificate of Incorporation is to make available for future issuance additional shares of common stock and to have a sufficient number of  authorized and unissued  shares of common stock to maintain  flexibility  for  future  financings to fund the Company’s various clinical programs and for general corporate purposes.  We have no specific plans with respect to these proposed shares at this time.  However, in the near term, we may file a Form S-1 registration statement to register existing authorized shares for a financing to initiate our clinical trials and for general working capital.

As of March 31, 2015, there were 40,417,518 shares of common stock outstanding, 2,382,785 shares reserved for previously granted options, 550,009 shares reserved for previously issued unvested restricted stock awards and 5,052,400 shares reserved for previously issued warrants.  Additionally, a total of 1,893,498 shares have been set aside for future issuance under the Company's equity incentive plans.  Therefore, the Company currently has 29,703,790 authorized, unissued and unreserved shares of common stock available for future issuance.  If this proposal is not adopted, the Company may not have sufficient additional shares of common stock available for future financings or other corporate purposes.

In the past, the Company has utilized authorized but unissued shares for acquiring additional working capital, issuance of shares in an acquisition and for incentives for employees, directors and consultants.  The Company's current shares outstanding and shares reserved for issuance as of March 31, 2015, constitute in the aggregate 63% of its current authorized shares.  Therefore, the Board of Directors has determined that it is desirable for the Company to increase the number of shares of authorized common stock in order to meet needs that may arise from time to time in the future.

Amendment

If this proposal is adopted by the stockholders, Article 4 of the Sixth Amended and Restated Certificate of Incorporation will be amended to read as follows:

"The Corporation is authorized to issue two classes of stock, designated Common Stock, $0.001 par value ("Common Stock") and Preferred Stock, $0.001 par value ("Preferred Stock").  The total number of shares which the Corporation is authorized to issue is One Hundred Fifty Two million (152,000,000).  The total number of shares of Common Stock is One Hundred Fifty Million (150,000,000) and the total number of shares of Preferred Stock is Two Million (2,000,000).

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors shall determine the designation of each series and the authorized number of shares of each series.  The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.  If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

Delaware Franchise Tax

If Proposal 2 is adopted, the Company's authorized capital will increase and the Company will be subject to an increase in the Delaware Franchise Tax.  However, the Company believes the increase in the number of authorized shares will not materially increase the Delaware Franchise Tax of the Company.

Potential Anti-Takeover Aspects

Shares of authorized and unissued common stock could be issued in one or more transactions that could make it more difficult, and therefore less likely, for a takeover of the Company. Although the Board of Directors does not have the present intention to use the additional authorized shares as an anti-takeover device, the issuance of additional common stock could have the effect of diluting the stock ownership of persons seeking control of the Company and the possibility of such dilution could have a deterrent effect on persons seeking to acquire control.  For example, shares of common stock can be privately placed with purchasers who support a board of directors in opposing a tender offer or other hostile takeover bid, or can be issued to dilute the stock ownership and voting power of a third party seeking a merger or other extraordinary corporate transaction.  Accordingly, the power to issue additional shares of common stock could enable the Board of Directors to make it more difficult to replace incumbent directors and to accomplish business combinations opposed by the incumbent Board of Directors.

Principal Effects on Outstanding Common Stock

The proposal to increase the authorized capital stock will affect the rights of existing holders of common stock to the extent that future issuances of common stock will reduce each existing stockholder's proportionate ownership and may dilute earnings per share of the shares outstanding at the time of any such issuance.  If approved, the amendment to the Certificate of Incorporation will be effective upon filing with the Secretary of State for Delaware.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares of common stock outstanding present in person or represented by proxy is required to approve this Proposal 2.  Our board of directors recommends that the stockholders vote “FOR” the approval, of the amendment to the certificate of incorporation to increase the number of authorized shares of common stock to 150,000,000.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Please read the “Compensation of Named Executive Officers” section of this proxy statement for additional details about our executive compensation program.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

We believe that our compensation policies and procedures are aligned with the long-term interests of our stockholders.  The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board.  The Board and Compensation Committee value the opinions of our stockholders, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy is required to approve this Proposal 3.  Our board of directors recommends that the stockholders vote “FOR” the approval, on a nonbinding advisory basis, the compensation of our named executive officers.

PROPOSAL 4
RATIFICATION OF ERNST & YOUNG LLP

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm for our fiscal year ending June 30, 2015.  EY also served as the Company’s independent registered public accounting firm for our 2014 fiscal year.  The Board of Directors concurs with the appointment and is submitting the appointment of EY as our independent registered public accounting firm for stockholder ratification at the annual meeting.

A representative of EY is expected to be present at the annual meeting.  The EY representative will have an opportunity to make a statement if he or she wishes to do so and will be available to respond to appropriate questions from stockholders.

Our Bylaws do not require that the stockholders ratify the appointment of EY as our independent registered public accounting firm.  We are seeking ratification because we believe it is a good corporate governance practice.  If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain EY, but may retain EY in any event.  Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy is required to approve this Proposal 4.  The board of directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT
CESCA THERAPEUTICS INC. ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2015 Annual Meeting of Stockholders must be received by us not later than September 15, 2015 for consideration for possible inclusion in the proxy statement relating to that meeting.  All proposals must meet the requirements of Rule 14a-8 of the Exchange Act.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead intended to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if the Company (a) receives notice of the proposal before the close of business on October 10, 2015, and advises stockholders in the next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on October 10, 2015.

Notices of intention to present proposals at the 2015 Annual Meeting should be addressed to the Assistant Corporate Secretary, Cesca Therapeutics Inc., 2711 Citrus Road, Rancho Cordova, California  95742.  The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ADDITIONAL INFORMATION

The Annual Report on Form 10-K for the fiscal year ended June 30, 2014, including audited consolidated financial statements, has been mailed to stockholders concurrently with this proxy statement, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.  The Company is required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC.  The public can obtain copies of these materials by visiting the SEC’s Public Reference 100 F Street, N.E., Washington, D.C.  20549, by calling the SEC at 1-800-SEC-0330, or by accessing the SEC’s website at www.sec.gov.

Additional copies of the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2014, will be provided to stockholders without charge upon request.  Stockholders should direct any such requests to Cesca Therapeutics Inc., 2711 Citrus Road, Rancho Cordova, California  95742, Attention:  Assistant Corporate Secretary.

TRANSACTIONS OF OTHER BUSINESS AT THE CESCA THERAPEUTICS INC. ANNUAL MEETING

We do not know of any business to be presented for action at the meeting other than those items listed in the notice of the meeting and referred to herein.  If any other matters properly come before the meeting, including adjournment, it is intended that the proxies will be voted in respect thereof in accordance with their best judgment pursuant to discretionary authority granted in the proxy.

ALL STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.  STOCKHOLDERS MAY REVOKE ANY PROXY IF SO DESIRED AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors

/s/ David C. Adams
Corporate Secretary
May 5, 2015
Rancho Cordova, California